As filed with the Securities and Exchange Commission on May 13, 2026

Registration No. 333-_______

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

vTv Therapeutics Inc.

(Exact name of registrant as specified in its charter)

Delaware	3980 Premier Drive, Suite 110 High Point, NC 27265	47-3916571
(State or Other Jurisdiction of Incorporation or Organization)	(Address of Principal Executive Offices) (Zip Code)	(I.R.S. Employer Identification No.)

vTv Therapeutics Inc. 2024 Equity Incentive Plan

vTv Therapeutics Inc. 2026 Equity Inducement Plan

Inducement Award Grant to Deepa Prasad

Inducement Award Grant to Paul Sekhri

Inducement Award Grant to Thomas Strack

(Full title of the plans)

Michael Tung

Executive Vice President and Chief Financial Officer

vTv Therapeutics Inc.

3980 Premier Drive, Suite 110

High Point, NC 27265

(Name and address of agent for service)

(336) 841-0300

(Telephone number, including area code, of agent for service)

Copies of all communications to:

Elizabeth M. Keiley

Executive Vice President and General Counsel

vTv Therapeutics Inc.

3980 Premier Drive, Suite 110

High Point, NC 27265

(336) 841-0300

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement is being filed by vTv Therapeutics Inc. (the “Registrant”) for the purposes of registering (i) an additional 782,789 shares of its Class A common stock, par value $0.01 per share (the “Common Stock”), that may be issued pursuant to the vTv Therapeutics Inc. 2024 Equity Incentive Plan, as amended (the “2024 Plan”), (ii) 15,616 shares of Common Stock issuable upon exercise of outstanding stock options granted pursuant to the Inducement Award Nonqualified Option Award Agreement, dated as of October 19, 2021, by and between the Registrant and Deepa Prasad, (iii) 55,000 shares of Common Stock issuable upon exercise of outstanding stock options granted pursuant to the Inducement Award Nonqualified Option Award Agreement, dated as of July 26, 2022, by and between the Registrant and Paul Sekhri, (iv) 12,500 shares of Common Stock issuable upon exercise of outstanding stock options granted pursuant to the Inducement Award Nonqualified Option Award Agreement, dated as of November 10, 2023, by and between the Registrant and Thomas Strack, and (v) 250,000 shares of Common Stock that may be issued pursuant to the vTv Therapeutics Inc. 2026 Equity Inducement Plan (the “Inducement Plan”), including 43,500 shares of Common Stock issuable pursuant to outstanding stock options previously granted under the Inducement Plan.

2024 Plan Evergreen Increase

The number of shares of Common Stock reserved and available for issuance under the 2024 Plan is subject to an automatic annual increase on each January 1 by an amount equal to four percent (4%) of the aggregate of (x) the total number of shares of Common Stock outstanding on the immediately preceding December 31 and (y) the total number of shares of Common Stock issuable or issued upon exercise of any outstanding warrants with an exercise price equal to or less than $0.01 per share, as of the immediately preceding December 31. Accordingly, on January 1, 2025, the number of shares of Common Stock reserved and available for issuance under the 2024 Plan increased by 286,408, and on January 1, 2026, the number of shares of Common Stock reserved and available for issuance under the 2024 Plan increased by 496,381. This Registration Statement registers these additional aggregate 782,789 shares of Common Stock. The additional shares are of the same class as other securities relating to the 2024 Plan for which the Registrant’s registration statement on Form S-8, File No. 333-282290, filed by the Registrant with the Securities and Exchange Commission (the “SEC”) on September 23, 2024, is effective.

The information contained in the Registrant’s registration statement on Form S-8, File No. 333-282290, filed by the Registrant with the SEC on September 23, 2024, is hereby incorporated by reference pursuant to General Instruction E, except for “Item 8. Exhibits.”

Inducement Awards

This Registration Statement is also being filed for the purpose of registering shares of Common Stock issuable upon the exercise of stock option awards granted to employees of the Registrant to induce each such employee to accept employment with the Registrant (collectively, the “Inducement Awards”). The Inducement Awards were granted as employment inducement awards pursuant to Rule 5635(c)(4) and are detailed below:

•

a stock option award to purchase 15,616 shares of Common Stock granted on October 19, 2021 to Deepa Prasad, our former President and Chief Executive Officer, a copy of which is attached to this Registration Statement as Exhibit 4.5 and is incorporated by reference herein;

•

a stock option award to purchase 55,000 shares of Common Stock granted on July 26, 2022 to Paul Sekhri, our President, Chief Executive Officer and Executive Chairperson, a copy of which is attached to this Registration Statement as Exhibit 4.6 and is incorporated by reference herein; and

•

a stock option award to purchase 12,500 shares of Common Stock granted on November 10, 2023 to Thomas Strack, our Chief Medical Officer and Executive Vice President. Twenty-five percent (25%) of Dr. Strack’s stock option award vested on November 10, 2024, with the remainder vesting in equal quarterly installments over the next three years. The options have an exercise price of $14.16 per share, and will expire on November 10, 2033.

Inducement Plan

On March 5, 2026, the Board of Directors of the Registrant (the “Board”) adopted the Inducement Plan, effective as of March 5, 2026, pursuant to which the Registrant reserved 250,000 shares of Common Stock to be issued exclusively for grants of equity-based awards to individuals who were not previously employees or directors of the Registrant, as an inducement material to the individual’s entry into employment with the Registrant within the meaning of Rule 5635(c)(4) of the Marketplace Rules of the Nasdaq Stock Market (“Rule 5635(c)(4)”). The Inducement Plan provides for the grant of equity-based awards in the form of non-qualified stock options, stock appreciation rights, restricted stock awards, restricted stock unit awards and performance stock awards. The Inducement Plan was adopted by the Board without stockholder approval pursuant to Rule 5635(c)(4). This Registration Statement registers 250,000 shares of Common Stock issuable pursuant to the Inducement Plan, including 43,500 shares of Common Stock issuable pursuant to outstanding stock options previously granted thereunder.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

The documents containing the information specified in this Part I will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the rules and regulations of the SEC and the instructions to Form S-8, such documents are not being filed with the SEC either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

Item 2. Registrant Information and Employee Plan Annual Information.

The Registrant will furnish without charge to each person to whom the prospectus is delivered, upon the written or oral request of such person, a copy of any and all of the documents incorporated by reference in Item 3 of Part II of this Registration Statement, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference to the information that is incorporated) and any other documents required to be delivered pursuant to Rule 428 under the Securities Act. Those documents are incorporated by reference in the Section 10(a) prospectus. Requests should be directed to vTv Therapeutics Inc., 3980 Premier Drive, Suite 110, High Point, NC 27265, Attention: Corporate Secretary, telephone number (336) 841-0300.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, as originally filed with the Commission by the Registrant, are incorporated herein by reference; provided, however, that any reports or portions thereof that are furnished, including under Item 2.02 or Item 7.01 of a Current Report on Form 8-K and any exhibits included with such items, shall not be deemed incorporated by reference in this Registration Statement:

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed with the Commission on March 10, 2026;

(b)	The Registrant’s Current Reports on Form 8-K, filed with the Commission on February 2, 2026 and May 13, 2026;

(c)	The Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2026, filed with the Commission on May 13, 2026; and

(d)

The description of the Class A Common Stock contained in the Registrant’s Registration Statement on Form 8-A (File No. 001-37524) filed with the Commission on July 30, 2015, pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as updated by the description of the Class A Common Stock contained in Exhibit 4.5 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed with the Commission on March 10, 2026, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference from the date of filing of such documents; provided, however, that any reports or portions thereof that are furnished, including under Item 2.02 or Item 7.01 of a Current Report on Form 8-K and any exhibits included with such items, shall not be deemed incorporated by reference in this Registration Statement. Any statement contained herein or in a document incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this Registration Statement or in any other subsequently filed document which is incorporated by reference herein modifies or replaces such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Officers and Directors.

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to the Registrant. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. The Registrant’s amended and restated certificate of incorporation provides for indemnification by the Registrant of its directors, officers and employees to the fullest extent permitted by the Delaware General Corporation Law.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or (iv) for any transaction from which the director derived an improper personal benefit. The Registrant’s amended and restated certificate of incorporation provides for such limitation of liability.

The Registrant maintains standard policies of insurance under which coverage is provided (a) to its directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act, and (b) to the Registrant with respect to payments which may be made by the Registrant to such officers and directors pursuant to the above indemnification provision or otherwise as a matter of law.

We have entered into customary indemnification agreements with our executive officers and directors that provide them, in general, with customary indemnification in connection with their service to us or on our behalf.

The Registrant has an insurance policy covering our officers and directors with respect to certain liabilities, including liabilities arising under the Securities Act of 1933, as amended, or the Securities Act, or otherwise.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description of Exhibit

4.1	vTv Therapeutics Inc. 2024 Equity Incentive Plan (Incorporated by reference to Exhibit 4.5 to the Company’s Registration Statement on Form S-8 (File No. 333-282290) filed with the Commission on September 23, 2024).

4.2*	Form of Award Agreement under the 2024 Equity Incentive Plan.

4.3*	vTv Therapeutics Inc. 2026 Equity Inducement Plan.

4.4*	Form of Award Agreement under the 2026 Equity Inducement Plan.

4.5	Inducement Award Nonqualified Option Award Agreement, dated as of October 19, 2021, by and between vTv Therapeutics Inc. and Deepa Prasad (Incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K (File No. 001-37524) filed with the Commission on October 20, 2021).

4.6	Inducement Award Nonqualified Option Award Agreement, dated as of July 26, 2022, by and between vTv Therapeutics Inc. and Paul Sekhri (Incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K (File No. 001-37524) filed with the Commission on July 27, 2022).

5.1*	Legal Opinion of Dechert LLP

23.1*	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

24.1*	Powers of Attorney (included on the signature page of this Registration Statement under the caption “Power of Attorney”).

107*	Filing Fee Table

*	Filed herewith

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted against the Registrant by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of High Point, State of North Carolina, on this 13th day of May, 2026.

VTV THERAPEUTICS INC.

By:	/s/ Paul J. Sekhri
Name:	Paul J. Sekhri
Title:	President and Chief Executive Officer

POWER OF ATTORNEY

KNOW TO ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Elizabeth M. Keiley and Michael Tung, and each or any one of them, as such person’s true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, with the Commission, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary in connection with such matters and hereby ratifying and confirming all that each such attorney-in-fact, or his agent or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Paul J. Sekhri Paul J. Sekhri	President, Chief Executive Officer and Executive Chairperson (Principal Executive Officer)	May 13, 2026

/s/ Michael Tung Michael Tung	Executive Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	May 13, 2026

/s/ Srinivas Akkaraju Srinivas Akkaraju	Director	May 13, 2026

/s/ Raymond Cheong Raymond Cheong	Director	May 13, 2026

/s/ Fahed Al Marzooqi Fahed Al Marzooqi	Director	May 13, 2026

/s/ Richard Nelson Richard Nelson	Director	May 13, 2026

/s/ Anne M. Phillips Anne M. Phillips	Director	May 13, 2026

/s/ Daniel K. Spiegelman Daniel K. Spiegelman	Director	May 13, 2026